Exhibit 10.2
FIRST AMENDMENT TO THE
OXFORD INDUSTRIES, INC.
EXECUTIVE PERFORMANCE INCENTIVE PLAN
October 9, 2007
          WHEREAS, Oxford Industries, Inc. (the “Company”) adopted the Oxford Industries, Inc. Executive Performance Incentive Plan (the “Plan”);
          WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan; and
     WHEREAS, the Company desires to amend the Plan, as of the date first set forth above, to (i) specify that a Performance Award need not be based upon Performance Measures with a twelve-month performance period coinciding with the Company’s fiscal year and (ii) specify that the Maximum Performance Award under the Plan shall mean an amount not greater than $5 million with respect to bonuses paid under the Plan with respect to performance periods (or portions thereof) falling within any twelve (12) consecutive month period.
     NOW, THEREFORE, Oxford hereby amends the Plan as follows:
1.	Section 2.5 of the Plan shall be, and it hereby is, amended and restated to read in its entirety as follows:

“Eligible Employee” means the Chief Executive Officer of the Company and any other employee of the Company (or of any Subsidiary) who, in the opinion of the Committee, (i) will have compensation for the applicable fiscal year sufficient to result in the employee being listed in the Summary Compensation Table appearing in the Company’s proxy statement distributed to shareholders following such fiscal year, as required by Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended; or (ii) otherwise qualifies as a key executive of the Company or a senior executive officer of a Subsidiary.

2.	Section 2.6 of the Plan shall be, and it hereby is, amended and restated to read in its entirety as follows:

“Maximum Performance Award” means an amount not greater than $5 million with respect to the award of all bonuses under the Plan with respect to performance periods (or portions thereof) falling within any twelve (12) consecutive month period.”

3.	Section 2.12 of the Plan shall be, and it hereby is, amended and restated to read in its entirety as follows:

“Plan Year,” with respect to any Performance Award to a Participant or with respect to any Performance Measure, means the Company’s applicable fiscal year or such other period designated by the Committee.”

4.	Section 4.2 of the Plan shall be, and it hereby is, amended and restated to read in its entirety as follows:

“Performance Awards. Performance Awards may vary among Participants and from Plan Year to Plan Year; however, Performance Awards to a Participant with respect to the performance periods (or portions thereof) falling within any twelve (12) consecutive month period shall in no event exceed the Maximum Performance Award. Performance Awards may be established as a percentage or multiple of base salary, or as a percentage or multiple of an established target bonus. In addition to the Performance Awards that are intended to satisfy the provisions of Code Section 162(m), the Committee may also award a discretionary bonus that is based in whole or in part upon the achievement of the Performance Measures established hereunder.”

5.	Section 5.2 of the Plan shall be, and it hereby is, amended and restated to read in its entirety as follows:

“Maximum Award. Performance Awards to a Participant with respect to the performance periods (or portions thereof) falling within any twelve (12) consecutive month period shall in no event exceed the Maximum Performance Award.

Except as specifically amended herein, the terms of the Plan shall remain in full force and effect.
          IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed as of the date first set forth above.

OXFORD INDUSTRIES, INC.

By	/s/ Thomas E. Campbell

	Name:	Thomas E. Campbell
	Title:	Vice President